Morgan Stanley Finance LLC Structured Investments	Free Writing Prospectus to Preliminary Pricing Supplement No. 12,684 Filed pursuant to Rule 433 Registration Statement Nos. 333-275587; 333-275587-01 December 16, 2025

Market Linked Notes—Upside Participation and Principal Return at Maturity

Notes Linked to the Lowest Performing of the SPDR® Gold Trust, the iShares® Silver Trust and the iShares® Bitcoin Trust ETF due January 4, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Summary of terms

Issuer and guarantor	Morgan Stanley Finance LLC (issuer) and Morgan Stanley (guarantor)
Underlyings:	SPDR® Gold Trust (the “GLD Shares”), the iShares® Silver Trust (the “SLV Shares”) and iShares® Bitcoin Trust ETF (the “IBIT Shares”)
Underlying commodities:	With respect to the GLD Shares, Gold With respect to the SLV Shares, Silver
Underlying asset:	With respect to the IBIT Shares, Bitcoin
Pricing date*	December 30, 2025
Original issue date*	January 5, 2026*
Principal amount	$1,000 per note
Maturity payment amount (per note)

If the ending price of the lowest performing underlying is greater than its starting price: $1,000 + [$1,000 × underlying return of the lowest performing underlying ×participation rate]

If the ending price of the lowest performing underlying is less than or equal to its starting price: $1,000

Maturity date*	January 4, 2028
Lowest performing underlying:	The "lowest performing underlying" will be the underlying with the lowest underlying return.
Underlying return	With respect to each underlying, the percentage change from its starting price to its ending price, measured as follows: ending price – starting price starting price
Starting price	With respect to each underlying, the fund closing price of the underlying on the pricing date
Ending price	With respect to each underlying, the fund closing price of the underlying on the calculation day
Participation rate	At least 100%, to be determined on the pricing date
Calculation day*	December 30, 2027
Calculation agent	Morgan Stanley & Co. LLC, an affiliate of the issuer and the guarantor
Denominations	$1,000 and any integral multiple of $1,000
Agent discount**

Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC will act as the agents for this offering. Wells Fargo Securities, LLC will receive a commission of up to $30.75 for each note it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per note, and WFA may receive a distribution expense fee of $0.75 for each note sold by WFA.

CUSIP	61780ABA2
Tax considerations	See preliminary pricing supplement

Hypothetical payout profile

The lowest performing underlying
The notes
$1,000
Principal amount
Maturity payment amount per note
$2,100
$2,000
$1,900
$1,800
$1,700
$1,600
$1,500
$1,400
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
120%
Underlying return of the lowest performing underlier

If the ending price of the lowest performing underlying is less than or equal to its starting price, you will not receive any positive return on the notes at maturity.

The principal amount of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000 per note. We estimate that the value of each note on the pricing date will be approximately $946.90, or within $35.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement. See “Estimated Value of the Notes” in the accompanying preliminary pricing supplement for further information.

This document provides a summary of the terms of the notes. Investors should carefully review the accompanying preliminary pricing supplement referenced below, product supplement and prospectus, and the “Selected risk considerations” on the following page, before making a decision to invest in the notes.

Preliminary pricing supplement:
https://www.sec.gov/Archives/edgar/data/895421/000183988225071398/ms12684_424b2-41715.htm

*subject to change

**In addition, selected dealers may receive a fee of up to 0.20% for marketing and other services.

The notes have complex features and investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Selected risk considerations” in this term sheet and “Risk Factors” in the accompanying preliminary pricing supplement and product supplement. All payments on the notes are subject to our credit risk.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Selected risk considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement, product supplement and prospectus. Please review those risk factors carefully.

Risks Relating to an Investment in the Notes

●You may not receive any positive return on the notes.

●The market price will be influenced by many unpredictable factors.

●The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the notes.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The amount payable on the notes is not linked to the values of the underlyings at any time other than the calculation day.

●Investing in the notes is not equivalent to investing in the underlyings, the underlying commodity with respect to the GLD Shares and SLV Shares or the underlying asset with respect to the IBIT Shares.

●The rate we are willing to pay for notes of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the principal amount reduce the economic terms of the notes, cause the estimated value of the notes to be less than the principal amount and will adversely affect secondary market prices.

●The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The notes will not be listed on any securities exchange and secondary trading may be limited.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes.

●The maturity date may be postponed if the calculation day is postponed.

●Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates.

Risks Relating to the Underlyings

●You are exposed to the price risk of each underlying.

●Because the notes are linked to the performance of the lowest performing underlying, you are exposed to greater risk of not receiving a positive return on the notes than if the notes were linked to just one underlying.

●Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

●The notes are subject to risks associated with gold.

●The notes are subject to risks associated with silver.

●There are risks relating to trading of commodities on the London Bullion Market Association.

●Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

●The notes are subject to risks associated with bitcoin and digital assets.

●Investments linked to bitcoin are subject to specific risks relating to security threats.

●Investments linked to bitcoin are subject to specific risks relating to fraud and manipulation.

●The iShares® Bitcoin Trust ETF has very limited historical performance.

●Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the notes.

●The performance and market price of the underlyings, particularly during periods of market volatility, may not correlate with the performance of the underlying commodity, with respect to the GLD Shares and the SLV Shares, or the underlying asset, with respect to the IBIT Shares, or the net asset value per share of the respective underlying.

●The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlyings.

●Historical prices of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the notes.

For more information about the underlying, including historical performance information, see the accompanying preliminary pricing supplement.

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the applicable product supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the applicable product supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the applicable product supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.

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